Exhibit 99.1

Press Release

Calpine Announces Pricing on $650 Million of Contingent Convertible Notes Due 2015

Proceeds to be Used to Redeem HIGH TIDES III

SAN JOSE, Calif., June 20, 2005 /PRNewswire-FirstCall via COMTEX/ — Calpine Corporation (NYSE: CPN) today announced that it has priced its registered public offering of $650 million of contingent convertible notes due 2015. The notes will pay interest at a rate of 7 3/4% and will be convertible into cash and into shares of Calpine common stock at a price of $4.00 per share, which represents a 29% premium over the New York Stock Exchange closing price of $3.10 per Calpine common share on June 17, 2005. Upon conversion of the notes, Calpine will deliver the applicable current principal value in cash and any additional value in Calpine common shares. The offering is expected to close on Thursday, June 23, 2005.

Calpine expects to use the net proceeds from the convertible notes offering to redeem in full its HIGH TIDES III preferred securities. The company will use the remaining net proceeds to repurchase a portion of the outstanding principal amount of its 8 1/2% senior unsecured notes due 2011.

Goldman, Sachs & Co. is the sole manager of the offering. A copy of the final prospectus supplement relating to the offering may be obtained from Goldman, Sachs & Co., Attention: Prospectus Department at 85 Broad Street, New York, NY 10004.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A major power company, Calpine Corporation supplies customers and communities with electricity from clean, efficient, natural gas-fired and geothermal power plants. Calpine owns, leases and operates integrated systems of plants in 21 U.S. states, three Canadian provinces and in the United Kingdom. Calpine was founded in 1984. It is included in the S&P 500 Index and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information, visit www.calpine.com.

This news release discusses certain matters that may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation (“the Company”) and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) unscheduled outages of operating plants; (iv) a competitor’s development of lower cost generating gas-fired power plants; (v) risks associated with marketing and selling power from power plants in the newly-competitive energy market; (vi) other risks identified from time-to-time in the Company’s reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2004 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which can also be found on the Company’s website at www.calpine.com. All information set forth in this news release is as of today’s date, and the Company undertakes no duty to update this information.

SOURCE Calpine Corporation

media relations, Katherine Potter, ext. 1168, or investor relations, Rick Barraza, ext. 1125, both of Calpine, +1-408-995-5115